                           OFFER TO PURCHASE FOR CASH
             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                            ENVIROTEST SYSTEMS CORP.
                                       AT

                           $17.25 CASH NET PER SHARE
                                       BY

                               STONE RIVET, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF

                      ENVIRONMENTAL SYSTEMS PRODUCTS, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME ON SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER
(I) THAT NUMBER OF SHARES THAT WOULD REPRESENT 90% OF ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK (DETERMINED ON A PRIMARY BASIS) ON THE DATE OF PURCHASE (ASSUMING CONVERSION OF ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK AND CLASS C COMMON STOCK INTO SHARES OF CLASS A COMMON STOCK) AND (II) 100% OF THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION (AND ASSUMING CONVERSION THEREOF) OF ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK AND CLASS C COMMON STOCK ON THE DATE OF PURCHASE. SEE INTRODUCTION AND SECTION 13.

     THE BOARD OF DIRECTORS OF ENVIROTEST SYSTEMS CORP. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE MAKING OF THE OFFER BY THE PURCHASER (AS DEFINED HEREIN), AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND APPROVE THE MERGER AGREEMENT.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should (A) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver, together with the Letter of Transmittal, the certificates representing the tendered Shares and any other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (B) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender Shares so registered.

     If a stockholder desires to tender Shares and such stockholder's certificates for such Shares are not immediately available, or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to D.F. King & Co., Inc. at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from D.F. King & Co., Inc. or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.

AUGUST 19, 1998

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Introduction.......................................................    1
   1.  Term of the Offer; Expiration Date..........................    2
   2.  Acceptance for Payment and Payment for Shares...............    4
   3.  Procedure for Tendering Shares..............................    5
   4.  Withdrawal Rights...........................................    7
   5.  Certain Federal Income Tax Consequences.....................    8
   6.  Price Range of the Shares; Dividends on the Shares..........    9
   7.  Certain Information Concerning the Company..................   10
   8.  Certain Information Concerning the Purchaser and Parent.....   13
   9.  Source and Amount of Funds..................................   14
  10.  Background of the Offer; Contacts with the Company..........   16
  11.  The Purpose of the Offer; The Merger Agreement; Plans for
         the Company...............................................   19
  12.  Effect of the Offer on the Market for the Shares; AMEX
         Listing and Exchange Act Registration.....................   27
  13.  Certain Conditions to the Offer.............................   27
  14.  Certain Legal Matters.......................................   29
  15.  Fees and Expenses...........................................   30
  16.  Miscellaneous...............................................   30
Schedule I
       Directors and Executive Officers of the Purchaser and
         Parent....................................................  S-1

TO THE HOLDERS OF CLASS A COMMON STOCK
OF ENVIROTEST SYSTEMS CORP.:

INTRODUCTION

     Stone Rivet, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Environmental Systems Products, Inc. ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, $.01 par value per share (collectively, the "Shares" or the "Class A Shares"), of Envirotest Systems Corp., a Delaware corporation (the "Company"), at a purchase price of $17.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Parent is an indirect wholly owned subsidiary of Newmall Limited, a private limited company organized under the laws of the United Kingdom ("Newmall"). Newmall is controlled by the Alchemy Investment Plan, an investment consortium principally composed of United States institutional investors that is advised by Alchemy Partners.

     The purpose of the Offer is to enable Parent to acquire the entire equity interest in the Company. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 12, 1998 by and among Parent, the Purchaser, and the Company (the "Merger Agreement"). The Merger Agreement provides for, among other things, the Purchaser to commence a cash tender offer to purchase all of the Shares of the Company for $17.25 per Share. As soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, it is intended that the Purchaser will merge into the Company (the "Merger"), with the Company surviving the Merger, pursuant to the applicable provisions of the Delaware General Corporation Law ("DGCL"). The purpose of the Merger is to facilitate the acquisition of the Shares not tendered and purchased pursuant to the Offer.

     Under the terms of the Merger Agreement, upon consummation of the Merger, each then outstanding Share and each outstanding share of Class B Common Stock, $.01 par value per share, and Class C Common Stock, $.01 par value per share, of the Company (the "Class B Shares" and "Class C Shares," respectively) (other than Shares owned by the Purchaser, Parent or any indirect or direct wholly owned subsidiary of Parent or the Company, all of which will be canceled, and other than Shares, if any, held by stockholders who have perfected rights as dissenting stockholders under the DGCL) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer without interest (the "Offer Price").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of IBJ Schroder Bank & Trust Company, which is acting as the depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent") incurred in connection with the Offer. See Section 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MAKING OF THE OFFER BY THE PURCHASER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT. CERTAIN STOCKHOLDERS OF THE COMPANY HAVE ENTERED INTO AN AGREEMENT TO TENDER THEIR CLASS A SHARES AND A PORTION OF THEIR CLASS B SHARES PURSUANT TO THE OFFER. SEE SECTION 11.

     Credit Suisse First Boston Corporation (in such capacity, the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations set forth in its opinion, the consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the opinion of the Financial Advisor is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) (A) THAT NUMBER OF SHARES THAT WOULD REPRESENT 90% OF ALL OUTSTANDING

CLASS A SHARES OF THE COMPANY (DETERMINED ON A PRIMARY BASIS) ON THE DATE OF PURCHASE (ASSUMING CONVERSION OF ALL OUTSTANDING CLASS B SHARES AND CLASS C SHARES INTO CLASS A SHARES) (THE "MINIMUM NUMBER OF SHARES"), AND (B) 100% OF THE CLASS A SHARES THAT ARE ISSUABLE UPON CONVERSION (AND ASSUMING CONVERSION THEREOF) OF ALL OUTSTANDING CLASS B SHARES AND CLASS C SHARES ON THE DATE OF PURCHASE (TOGETHER, THE "MINIMUM CONDITION"). SUBJECT TO THE CONDITIONS IN THE MERGER AGREEMENT, THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ("SEC")), WHICH IT CURRENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 13.

     Certain other conditions to the Offer are described in Section 13. Subject to the limitations of the Merger Agreement, the Purchaser reserves the right to waive any one or more of the conditions to the Offer. See Sections 2 and 13.

     According to the Company, as of August 12, 1998, there were 8,842,248 Shares issued and outstanding, and there were 4,319,135 shares of common stock of the Company subject to outstanding stock options. In addition, as of August 12, 1998, there were 1,249,749 Class B Shares and 2,026,111 Class C Shares outstanding. In connection with the Merger, each stock option of the Company outstanding at the time of the purchase of the Shares pursuant to the Offer under any stock option plan of the Company or its affiliates, or any agreement to which the Company or any of its affiliates are a party, shall be canceled in exchange for a payment to the option holder equal to the product of (a) the number of Shares previously subject to such stock option and (b) the excess, if any, of the Offer Price over the exercise price per Share (less any applicable withholding).

     Based on the foregoing, and assuming (a) conversion of all Class B Shares and Class C Shares into Class A Shares at the rate of one Class A Share for each Class B Share or, as the case may be, Class C Share, and (b) that no other changes (including exercise of any stock options) occur prior to the date of purchase pursuant to the Offer, there would currently be 12,118,108 Shares outstanding on a primary basis and the Minimum Number of Shares would be 10,906,297, including 3,275,860 Shares issued upon conversion of all of the Class B Shares and Class C Shares. However, the actual Minimum Number of Shares will depend upon the facts as they exist on the date of purchase.

     If the Minimum Condition is met and the Offer is consummated, Purchaser will own a sufficient number of Shares to be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERM OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, Eastern standard time, on Wednesday, September 30, 1998, unless and until the period during which the Offer is open shall have been extended in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, will expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR EARLY TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 13.

     If by 12:00 Midnight, Eastern standard time, on Wednesday, September 30, 1998 (or any date and time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the

SEC and subject to limitations in the Merger Agreement, (a) to waive the unsatisfied condition (other than the condition with respect to the HSR Act) and accept for payment and pay for any tendered Shares, (b) to terminate the Offer and return all tendered Shares to the tendering stockholders or (c) to further extend the Offer resulting in an extension of the right of stockholders to withdraw tendered Shares until the new Expiration Date; provided, however, that the Purchaser may accept tendered Shares for payment subject to the expiration or termination of the applicable waiting period under the HSR Act. See Section
11. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER AND REGARDLESS OF ANY DELAY IN MAKING PAYMENT OF THE OFFER PRICE.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern standard time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in the percentage of securities sought or a change in price, will depend upon the facts and circumstances, including the relative materiality of the changes or information.

     If, prior to the Expiration Date and subject to the limitations in the Merger Agreement, the Purchaser should increase or decrease the percentage of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer to holders of Shares, such increase or decrease would be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and if, at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the 10th business day from and including the date that such notice is first so published, sent or given, the Offer would be extended at least until the expiration of such ten business day period. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response.

     In the event that, upon expiration of the Offer (including any extension thereof), the Minimum Condition is not satisfied or waived, the Merger Agreement requires that the Company file and that Parent and the Purchaser assist in the filing of a proxy statement for the purpose of seeking and obtaining stockholder approval of the Merger Agreement and the Merger. See Section 11.

     The Company has provided the Purchaser with its stockholder list as of August 4, 1998 and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials are being mailed to the record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list as of August 4, 1998 or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. See Sections 1 and 13. If any condition to the Offer specified in the Merger Agreement or in
Section 13 of the Offer to Purchase is not satisfied at the Expiration Date, the Purchaser must either (a) waive the unsatisfied condition (other than the condition with respect to the HSR Act) and accept for payment and pay for any tendered Shares, (b) terminate the Offer and return all tendered Shares to the tendering stockholders or (c) further extend the Offer resulting in an extension of the right of stockholders to withdraw tendered Shares until the new Expiration Date; provided, however, that the Purchaser may accept tendered Shares for payment subject to the expiration or termination of the applicable waiting period under the HSR Act.

     Newmall filed a Notification and Report Form with respect to the Offer under the HSR Act on August 14, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Eastern standard time, on August 29, 1998, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Newmall or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., Eastern standard time, on the 10th day after substantial compliance by Newmall or the Company with such request. See Section 14 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING THE PAYMENT AFTER THE EXPIRATION DATE.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

     If any tendered Shares are not accepted for payment for any reason, certificates evidencing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the certificates evidencing tendered Shares ("Share Certificates") must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure described below. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN CASE OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) MUST ACCOMPANY EACH DELIVERY OF SHARE CERTIFICATES TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), except no signature guarantee is required where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of or by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder(s), then the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on such certificates, with the signature(s) on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or other documents required by the Letter of Transmittal, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The American Stock Exchange, Inc. ("AMEX") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares, are actually received by the Depositary.

     Determination of Validity. In order for any tender of Shares to be valid, it must be in proper form. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's determinations with regard to compliance with the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Offer. Such appointment is effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies, consents and powers of attorney given by such stockholder with respect to such Shares will be revoked, and no subsequent proxies, consents and powers of attorney may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which appointment is effective, be empowered to exercise all voting and other rights of such stockholder in respect of any annual, special or adjourned meeting of the stockholders of the

Company, actions by written consent in lieu of any such meeting or otherwise as they, in their sole discretion, deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

     A valid tender of Shares pursuant to one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     TO AVOID BACKUP WITHHOLDING OF FEDERAL INCOME TAX WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE OFFER PRICE FOR THE SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 TO THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 17, 1998.

     If the Purchaser extends the Offer, is delayed in the acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial number shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences associated with the Offer, based upon the advice of Shaw Pittman Potts & Trowbridge, as federal income tax counsel to the Purchaser and the Parent. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this letter (or, in the case of certain regulations, proposed as of such date), including the Internal Revenue Code of 1986, as amended (the "Code"), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion is a general summary only and does not purport to deal with the federal income or other tax consequences applicable to all stockholders in light of their particular investment circumstances (such as their source and level of income, the nature of their investment portfolio and the nature and amount of tax deductions, credits and other expenses unrelated to the Company). In addition, this discussion may not be applicable with respect to Shares received pursuant to the exercise of stock options or otherwise as compensation. Nor does this discussion purport to deal with all categories of stockholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

     No ruling on the federal income tax consequences of the Offer has been or will be requested from the Internal Revenue Service or from any other tax authority. In addition, this discussion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to those expressed in this discussion will not be asserted and sustained. Moreover, this discussion does not address any foreign, state or local income or other tax consequences of the Offer.

     ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR REGARDING ANY SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER OF THE OFFER, INCLUDING THE FEDERAL, FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     Stockholders who accept the Offer with respect to Shares or whose Shares are converted into the right to receive cash pursuant to the Merger will receive a cash payment in exchange for all of their Shares, resulting in taxable gain or loss to such stockholders. This gain or loss will be equal to the difference, if any, between (i) the cash received by the stockholder and (ii) such stockholder's adjusted tax basis in such stockholder's Shares at the time of the sale. If the Shares surrendered by a stockholder are capital assets, the gain or loss recognized by such stockholder will be treated as a capital gain or loss. Otherwise, the gain or loss recognized by such stockholder will be treated as ordinary income or loss. Capital gain (or loss) recognized by a stockholder who has held his or her Shares for more than one year at the time of the sale will generally be treated as long-term capital gain (or loss). Capital gain (or loss) recognized by a stockholder who has held his or her Shares for one year or less at the time of the sale will generally be treated as short-term capital gain (or loss).

     Noncorporate stockholders will be subject to federal income tax on any long-term capital gains recognized as a result of the sale of Shares at a maximum rate of 20 percent and generally will only be able to offset capital gains with capital losses. In addition, an individual's capital losses in excess of capital gains for a taxable year may be used to offset up to $3,000 of ordinary income, on an annual basis ($1,500 in the case of a married individual filing a separate return). However, unused capital losses of noncorporate stockholders may be carried forward indefinitely to subsequent tax years to offset future capital gains and up to $3,000 of ordinary income, on an annual basis, to the extent that the carried forward capital loss exceeds the future capital gain. Noncorporate stockholders will be subject to federal income tax on any short-term capital gain recognized as a result of the sale of Shares at a maximum rate of 39.6 percent.

     Corporate stockholders will be subject to federal income tax on any ordinary income or capital gains recognized as a result of the sale of Shares at a maximum rate of 35 percent (39 percent for certain corporations in order to effect the phase-out of the benefits of the graduated rates applied to income below $75,000) and generally will be able to use any capital losses only to offset capital gains. However, unused capital losses of corporate stockholders generally may be (i) carried back to each of the three taxable years preceding the taxable year in which the loss is recognized and (ii) carried forward to each of the five taxable years following the taxable year in which the loss is recognized.

     In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability; provided that the required information is provided to the Internal Revenue Service. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption. See Instruction 10 to the Letter of Transmittal.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     In August 1997, the Company moved trading of the Shares to AMEX under the trading symbol "ENR" from the Nasdaq National Market ("NNM") under the symbol "ENVI." The following table sets forth, for the quarters indicated, the high and low sales prices as reported on either NNM or AMEX for the Shares based on the Company's Annual Report on Form 10-K for the year ended September 30, 1997, as amended (the "Company's 1997 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company's 3Q Form 10-Q") and other publicly available sources.

                                                               HIGH       LOW
                                                              -------   -------
Fiscal Year Ending September 30, 1998:
     First Quarter..........................................  $ 8.125   $ 4.250
     Second Quarter.........................................  $13.000   $ 6.250
     Third Quarter..........................................  $17.250   $ 8.500
     Fourth Quarter (through August 18, 1998)...............  $22.000   $14.750
Fiscal Year Ended September 30, 1997:
     First Quarter..........................................  $ 3.625   $ 2.000
     Second Quarter.........................................  $ 3.188   $ 2.250
     Third Quarter..........................................  $ 3.563   $ 1.438
     Fourth Quarter.........................................  $ 5.188   $ 2.375
Fiscal Year Ended September 30, 1996:
     First Quarter..........................................  $ 4.250   $ 2.250
     Second Quarter.........................................  $ 4.000   $ 2.500
     Third Quarter..........................................  $ 3.125   $ 2.500
     Fourth Quarter.........................................  $ 3.875   $ 1.625

     On August 12, 1998, the last full trading day prior to the date of the public announcement of the execution of the Merger Agreement, the closing price as reported on AMEX was $15.00 per Share. On August 18, 1998, the last full trading day prior to the date of this Offer to Purchase, the closing price as reported on AMEX was $16.00 per Share. According to the Company's 1997 Form 10-K and 3Q Form 10-Q, the Company has not paid dividends on any of its capital stock and does not anticipate paying any cash dividends in the foreseeable future. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1997 Form 10-K and 3Q Form 10-Q. The summary information set forth below is qualified in its entirety by reference to such documents (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such documents and other publicly available reports and documents filed by the Company with the SEC. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent assume any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are not known to the Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices at 246 Sobrante Way, Sunnyvale, California 94806-4807. The Company is the leading provider of centralized vehicle emissions testing programs for states and municipalities. In a centralized program, vehicles are inspected in high volume, test-only facilities operated either by a private contractor or a governmental authority.

     Certain Financial Information. Set forth below is certain selected consolidated financial data with respect to the Company and its subsidiaries, which was excerpted from the Company's 1997 Form 10-K and the Company's 3Q Form 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                   ENVIROTEST SYSTEMS CORP. AND SUBSIDIARIES
                  CONSOLIDATED SELECTED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             NINE MONTHS
                                                     YEAR ENDED SEPTEMBER 30,                              ENDED JUNE 30,
                                -------------------------------------------------------------------   -------------------------
                                   1993          1994          1995          1996          1997          1997          1998
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Contract revenues............  $    88,534   $    96,395   $   104,757   $   124,472   $   140,664   $   101,803   $   122,706
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Gross profit.................       39,043        44,343        31,660        22,323        41,805        27,755        48,094
 Selling, general and
   administrative expenses....       13,297        19,104        24,911        21,782        19,046        13,967        14,321
 Amortization expense.........        3,500         4,390         4,017         3,427         2,432         1,861         1,774
 Non-recurring (gains) and
   losses.....................           --            --           892       (13,457)       (3,950)       (3,950)           --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Operating income...........       22,246        20,849         1,840        10,571        24,277        15,877        31,999
 Interest and other (income)
   and expenses...............       10,842        17,263        17,344        29,997        31,578        23,645        21,991
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Income (loss) before income
   taxes......................       11,404         3,586       (15,504)      (19,426)       (7,301)       (7,768)       10,008
 Income tax expense
   (benefit)..................        4,651         1,412          (643)        5,638            --            --           200
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Income (loss) before
   extraordinary item.........        6,753         2,174       (14,861)      (25,064)       (7,301)       (7,768)        9,808
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Extraordinary loss...........      (11,411)           --            --            --        (1,324)           --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Net income (loss)............  $    (4,658)  $     2,174   $   (14,861)  $   (25,064)  $    (8,625)  $    (7,768)  $     9,808
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
 Earnings (loss) per common
   and common equivalent
   share:
   Income (loss) before
     extraordinary item.......  $      0.40   $      0.14   $     (0.93)  $     (1.51)  $     (0.44)  $     (0.47)  $      0.81
   Net income (loss), basic...  $     (0.28)  $      0.14   $     (0.93)  $     (1.51)  $     (0.52)  $     (0.47)  $      0.81
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
   Net income (loss),
     dilutive.................  $     (0.28)  $      0.12   $     (0.93)  $     (1.51)  $     (0.52)  $     (0.47)  $      0.67
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                         AT SEPTEMBER 30,                                    AT JUNE 30,
                                -------------------------------------------------------------------   -------------------------
                                   1993          1994          1995          1996          1997          1997          1998
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
 Total assets.................  $   200,656   $   418,205   $   457,273   $   480,784   $   379,733   $   465,437   $   382,869
 Long-term debt...............      129,751       328,048       386,906       420,476       360,801       413,058       346,041
 Stockholders' equity
   (deficit)..................  $    49,470   $    52,910   $    38,045   $    13,154   $   (24,376)  $     5,370   $   (14,709)
OTHER STATEMENT OF OPERATING
 DATA:
 Earnings before interest,
   taxes, depreciation and
   amortization
   ("EBITDA")(a)..............  $    33,369   $    31,461   $    18,640   $    35,109   $    48,436   $    33,514   $    52,001
OTHER OPERATING DATA:
 Number of facilities at end
   of period..................          112           113           126           169           176           176           176
 Number of testing lanes at
   end of period..............          405           407           479           667           689           689           689
 Number of paid tests during
   period.....................   11,525,956    12,342,165    11,042,077    10,592,894    12,132,000     8,931,626     8,888,920

---------------
(a) EBITDA represents operating income plus depreciation and amortization expense. EBITDA is not intended to represent cash flow or any other measure of performance in accordance with GAAP. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring debt service ability.

     Recent Developments. On November 18, 1997, the Company entered into an agreement with the City of New York to conduct a pilot testing program using its remote sensing technology in New York City. The three-week program was conducted during May 1998 and gathered emissions data on vehicles entering the city.

     On December 30, 1997 and January 23, 1998, the Company entered into agreements for the lease of eight remote sensing units in Taiwan. The agreements provide for four units each to be leased to two Taiwanese companies for the purpose of collecting fleet emissions data under their contracts with the Taiwanese government. The data will be used to determine the technology's most appropriate role in future pollution abatement programs in the cities of Taipei and Kaohsiung and their surrounding areas. The value of the six-month leases and related engineering services provided by the Company totaled $850,000 in revenues.

     On April 13, 1998, the Company entered into an agreement with the Atlantic Richfield Company ("ARCO") to operate up to 80 test-only emissions stations in the Southern California counties of Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura. Envirotest will operate the stations under ARCO's "SMOGPROS Test-Only" trademark. The Company expects to open the initial 40-station network in ten-station increments. The first stations opened in July 1998. Additional increments of ten stations are expected to open every 60 to 90 days thereafter. The agreement has an initial term of ten years and an option for the Company to extend for an additional five years.

     On April 22, 1998, the Company entered into an agreement with the State of Minnesota to extend its contract with the State for one year to June 30, 1999. The Company conducts approximately one million tests each year in Minnesota, which generated revenue of approximately $7.0 million in fiscal 1997.

     On May 1, 1998, the Company exercised its right to extend its contracts with the State of Tennessee and the Metropolitan Government of Nashville and Davidson County to June 30, 2001. The Company performs approximately 730,000 paid tests each year in Tennessee, which generated revenue of approximately $3.6 million in fiscal 1997.

     On June 18, 1998, the Company signed a contract with the State of Kentucky to conduct centralized emissions testing in three northern counties following a competitive procurement. It is expected that 140,000 tests per year will be performed generating $23 million over the operational term of the contract that begins in June 1999 and ends in June 2008. The State has advised the Company that one of the bidders in the procurement has filed a protest. Until the protest is resolved, the Company will not make any significant expenditures toward the program. The Company is not able to predict the outcome of the protest.

     On July 2, 1998, the Company entered into a Sponsorship Agreement with WorldCom Technologies, Inc. ("WorldCom") pursuant to which the Company will advertise a long distance telephone program offered by WorldCom in the Company's vehicle emissions testing facilities. WorldCom will rebate the vehicle emissions test fees paid by eligible motorists who sign up for WorldCom services. The Company will receive a percentage of the revenue paid to WorldCom.

     Available Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is obligated to file with the SEC periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in reports filed with the SEC or in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information may be inspected at the SEC's office at 450 Fifth Street, NW, Washington, D.C., 20549, and also should be available for inspection at the regional offices of the SEC located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, 13th Floor, New York, New York. Copies of such materials should be obtainable, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C., 20549. The information also should be available at the offices of AMEX, 86 Trinity Place, New York, New York 10006-1872. Such material may also be accessed through an Internet Web site maintained by the SEC at http://www.sec.gov.

8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     General. The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized recently to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser and Parent are located at 7 Kripes Road, East Granby, Connecticut 06026. Parent is an indirect subsidiary of Newmall, a United Kingdom private limited company. Newmall is a holding company whose controlling shareholder is the Alchemy Investment Plan, an investment consortium principally composed of United States institutional investors that is advised by Alchemy Partners. The principal executive offices of Newmall are located at Brearley Works, Luddenfoot, Halifax, West Yorkshire HX2 6JB, England.

     Parent is a leading provider of automotive emissions testing and analysis equipment for decentralized vehicle emissions testing programs. In a decentralized program, vehicles are tested at numerous privately-owned facilities, such as service stations, automotive repair shops, and dealerships, which typically also perform emissions and other vehicle repair work.

     Certain Financial Information. Set forth below is certain selected consolidated financial information of the Parent.

             ENVIRONMENTAL SYSTEMS PRODUCTS, INC. AND SUBSIDIARIES
                  CONSOLIDATED SELECTED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                       ------------------------------------------------   -----------------
                                        1993      1994      1995      1996       1997      1997      1998
                                       -------   -------   -------   -------   --------   -------   -------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $21,244   $20,240   $20,813   $32,212   $102,526   $17,546   $76,555
  Cost of revenues...................   12,493    12,009    12,940    19,355     66,099    10,503    54,355
                                       -------   -------   -------   -------   --------   -------   -------
  Gross profit.......................    8,751     8,231     7,873    12,857     36,427     7,043    22,200
  Operating expenses:
    Administrative expenses..........    7,005     5,098     3,808     6,034      8,101     2,807     5,155
    Selling expenses.................      609       643     1,188     1,751      7,993     1,405     5,686
    Engineering expenses.............    1,352     1,426     1,418     1,667      2,254       877     1,213
                                       -------   -------   -------   -------   --------   -------   -------
         Total operating expenses....    8,966     7,167     6,414     9,452     18,348     5,089    12,059
  Income from operations.............     (215)    1,064     1,459     3,405     18,079     1,954    10,146
                                       -------   -------   -------   -------   --------   -------   -------
  Other income (expense).............     (194)      308        23      (174)      (417)      (44)   (2,754)
  Income (loss) before income
    taxes............................     (409)    1,372     1,482     3,231     17,662     1,910     7,392
                                       -------   -------   -------   -------   --------   -------   -------
  Net income.........................  $  (308)  $   766   $   611   $ 1,327   $ 10,082   $ 1,201   $ 3,655
                                       =======   =======   =======   =======   ========   =======   =======

                                                        DECEMBER 31,                          JUNE 30,
                                      ------------------------------------------------   ------------------
                                       1993      1994      1995      1996       1997      1997       1998
                                      -------   -------   -------   -------   --------   -------   --------
                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.........  $   402   $   797   $   445   $ 3,592   $  3,045   $   844   $    850
  Working capital...................    2,852     4,432     4,337     6,936     16,263     7,545        738
         Total assets...............   16,175    13,639    14,509    31,730     83,869    35,974    219,336
         Long-term debt (excluding
           current portion).........      987       833       433         0          0         0     98,350
         Total stockholders'
           equity...................    3,870     5,054     5,575    19,556     28,580    19,794     70,469

     Neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto or any associate of the Purchaser, including Parent or any of its subsidiaries, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any securities of the Company, and neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons or entities referred to above, including Parent or any of its subsidiaries, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of its subsidiaries, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of its subsidiaries, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto, has had during the last five years any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, in the last five years, there have been no contacts, negotiations or transactions between the Purchaser, Parent or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

9.  SOURCE AND AMOUNT OF FUNDS.

     The Purchaser and Parent estimate that the total amount of funds required by the Purchaser (a) to purchase the 8,842,248 Class A Shares that are issued and outstanding, (b) to purchase the 3,275,860 Shares that are issuable upon the conversion into Class A Shares of all Class B Shares and Class C Shares, (c) to refinance approximately $491.8 million of certain existing indebtedness of the Company and Parent and (d) to pay fees and expenses related to the Offer and the Merger will be approximately $803.1 million. Environmental Systems Products Holdings, Inc., a Delaware corporation that will, prior to the acceptance for payment of any Shares tendered in the Offer, indirectly wholly own and control Parent ("Holdings"), intends to enter into a credit agreement (the "Credit Agreement") with a separate and independent financing team at Credit Suisse First Boston, an affiliate of the Financial Advisor ("CSFB") pursuant to the terms of a commitment letter dated as of August 12, 1998, from CSFB to Parent (the "Commitment Letter") and will directly or indirectly advance funds obtained thereunder to the Purchaser, through capital contributions and/or loans, in such amounts as are necessary to fund the Purchaser's obligations with respect to the Offer and the Merger and to refinance certain obligations of Parent and the Company. The approximately $57.3 million required to pay the net consideration in respect of outstanding options to purchase 4,319,135 Shares is expected to be funded from the Company's then existing cash on hand and up to $10.5 million from the Purchaser.

     The funds needed to make the capital contributions and loans described above shall be raised as follows: (a) from an equity contribution in the amount of approximately $80 million from the shareholders of Newmall (the "Equity Contribution"), (b) from existing cash on hand of approximately $92.5 million from the Company, (c) from borrowings of approximately $395 million under a new senior secured term credit facility (the "Term Loan Facility"), and up to $10.6 million under a new revolving credit facility (the "Revolving Loan Facility", together with the Term Loan Facility, the "Credit Facilities"), and (d) from the issuance by Holdings of senior subordinated notes in the principal amount of $225 million (the "Senior Subordinated Notes") or, in lieu thereof, from borrowings by Holdings of up to $225 million under a bridge loan facility (the "Bridge Loan Facility").

     The following table has been prepared by Parent after discussions with management of the Company and sets forth the approximate amounts and proposed sources and uses of funds necessary to consummate the Offer and the Merger and the related refinancings:

Sources:
  Term Loans................................................  $395,000,000
  Revolving Credit Facility.................................    10,600,000
  Cash on hand..............................................    92,500,000
  Senior Subordinated Notes/Bridge Loans....................   225,000,000
  Equity Contribution.......................................    80,000,000
                                                              ------------
  Total.....................................................  $803,100,000
                                                              ============
Uses:
  Purchase stock of the Company.............................  $266,300,000
  Refinance certain debt of the Company and Parent..........   491,800,000
  Transaction costs.........................................    45,000,000
                                                              ------------
  Total.....................................................  $803,100,000
                                                              ============

     Equity Contribution. Prior to the closing of the Credit Facilities, pursuant to the terms of a commitment letter dated August 12, 1998 from Newmall to the Purchaser (the "Equity Commitment Letter"), the shareholders of Newmall will make an equity contribution in the amount of approximately $80 million to Newmall, which contribution will be remitted to the Purchaser for the uses described herein. A copy of the Equity Commitment Letter is filed as Exhibit 99(b)(2) to the Tender Offer Statement of the Purchaser and Parent on Schedule 14D-1 filed with the SEC on August 19, 1998 (the "Schedule 14D-1"). Such Exhibit should be available for inspection and copies should be obtained, in the manner set forth in Section 7 (except that it will not be available at the regional offices of the SEC).

     Credit Facilities. The terms of the Term Loan Facility, the Revolving Loan Facility and the Bridge Loan Facility are described in the Commitment Letter, a copy of which is filed as Exhibit 99(b)(1) to the Schedule 14D-1, and are summarized below. Such Exhibit shall be available for inspection and copies should be obtained, in the manner set forth in Section 7 (except that it will not be available at the regional offices of the SEC). This summary is qualified in its entirety by reference to the full text of the Commitment Letter, which is incorporated herein by reference. CSFB's commitment under the Commitment Letter remains subject to the negotiation, preparation and execution of definitive documentation reflecting the transactions contemplated therein.

     The Credit Facilities will be comprised of (a) the Term Loan Facility of $395 million, consisting of a term loan facility of $125 million, maturing five years after funding ("Term Loan A"); a term loan facility of $50 million, maturing six years after funding ("Term Loan B"); a term loan facility of $110 million, maturing seven years after funding ("Term Loan C"); and a term loan facility of $110 million, maturing eight years after funding ("Term Loan D"), and (b) the Revolving Loan Facility for revolving borrowings of up to $50 million and maturing five years after funding.

     Loans under the Term Loan Facility and the Revolving Loan Facility will bear interest at a floating rate equal to, at Holdings' option, either the Base Rate or LIBOR, as defined in the Commitment Letter, plus an applicable percentage per annum ranging from 1.25% to 3.0%, which percentage shall be determined based upon the ratio of Holdings' Total Debt to EBITDA.

     Amounts owed under the Credit Facilities will be the direct obligations of Holdings and will be unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Holdings (including Parent and the Company) and, to the extent not expected to have adverse tax consequences for Holdings, by certain existing and future foreign subsidiaries of Holdings.

     Holdings' obligations under the Credit Agreement will be secured by a first priority, perfected security interest in (a) substantially all tangible and intangible assets of Holdings, Parent, the Purchaser and the

Company (the "Loan Parties") and each existing and subsequently acquired or organized domestic subsidiary of Holdings, and (b) all the capital stock of each Loan Party (in the case of the Company, to the extent such stock is acquired pursuant to the Offer) other than Holdings and each existing and subsequently acquired or organized subsidiary of Holdings (including 65% of the stock of foreign subsidiaries of Parent and the Company, or 100% of such stock, to the extent that a pledge of such amount would not have adverse tax consequences for Holdings).

     The Credit Facilities will contain terms customary for loan facilities of this type, including terms relating to mandatory prepayments, voluntary prepayments, representations, covenants and events of default.

     CSFB's commitments under the Commitment Letter are subject to conditions customary to this type of transaction, including the following: (a) no information shall have become known to CSFB that CSFB believes is inconsistent in a material and adverse manner with the information previously received by CSFB; (b) there shall not have occurred or become known to CSFB any event or events that CSFB reasonably believes could have a Material Adverse Effect (as defined in the Commitment Letter); (c) definitive documentation reflecting the transactions contemplated by the Commitment Letter shall have been prepared, executed and delivered; (d) terms relating to the transactions contemplated by the Commitment Letter shall be reasonably satisfactory to CSFB; (e) the transactions contemplated by the Commitment Letter shall have been consummated simultaneously on the closing date of the Credit Facilities; (f) no Loan Party shall have any other outstanding indebtedness other than the Credit Facilities, the Bridge Loan Facility, the Senior Subordinated Notes and other indebtedness to be agreed upon; (g) there shall not have occurred and be continuing (i) any general suspension of trading in securities in the major U.S. markets, (ii) any U.S. banking moratorium, (iii) a war or similar national emergency involving the U.S., or (iv) other material adverse changes in the U.S. banking or capital markets; and (h) there shall be no competing issues of debt by any Loan Party.

     Senior Subordinated Notes. In connection with the financings described herein, Holdings will use its reasonable best efforts to offer and sell the Senior Subordinated Notes yielding aggregate gross proceeds of $225 million.

     Bridge Loan Facility. The Commitment Letter provides for the making of loans ("Bridge Loans") in the event that Holdings is unable to sell Senior Subordinated Notes yielding aggregate gross proceeds of $225 million. Each Bridge Loan shall mature 364 days after the closing of the Bridge Loan Facility. If any Bridge Loan is not paid in full by such date, the lender of such Bridge Loan shall have the option to exchange such Bridge Loan in whole or in part for notes of Holdings equal to the outstanding principal amount (including any capitalized interest) of such Bridge Loan for which it is exchanged, and ranking on parity with the Bridge Loans.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Background of the Offer. In the normal process of formulating the Company's business and financial plans, members of the Company's senior management and the Board regularly review the Company's long-term prospects in light of anticipated general economic and business conditions and management's forecasts for the business of the Company. In recent years, senior management and the Board have considered a number of alternatives designed to maximize stockholder value. These alternatives have included repurchases of Shares in the open market or through a tender offer, a potential sale, merger or recapitalization of the Company, as well as the possibility of strategic acquisitions of new businesses. From time to time, at its regular meetings, the Board has discussed some of these alternatives. On September 22, 1997, the Company purchased 4,388,091 shares of its Common Stock at a price of $4.50 per share pursuant to a tender offer completed September 17, 1997 (the "Share Repurchase").

     In the process of considering the alternatives referred to above, on October 13, 1997, the Board established a Capital Market Strategy Committee (the "Strategy Committee"), consisting of Chester Davenport, Richard Gelfond and Cleveland Christophe, to advise the Board on matters relating to the enhancement of stockholder value.

     On February 11, 1998, Chester C. Davenport, the Chairman of the Board of the Company, met with Mark Thomas, formerly Senior Vice President and Director of Development of ITT Corporation, to discuss the possibility of employing Mr. Thomas to assist the Company in exploring strategies to improve the business potential of the Company and, in turn, the Company's value to stockholders. Shortly thereafter, Mr. Davenport and Mr. Thomas met with several potential financial advisors in connection with such strategies. On March 1, 1998, the Company hired Mr. Thomas as Chief Development Officer and Executive Vice President. On March 12, 1998, the Company retained the Financial Advisor, to assist the Company in exploring its alternatives.

     At a special meeting of the Board held on April 21, 1998, Mr. Thomas, assisted by Raj Modi, the Chief Financial Officer, reported on the status of the activities of the Company and the Financial Advisor in connection with a possible transaction. At the meeting, Shearman & Sterling, the Company's legal advisor, reviewed the responsibilities of the members of the Board and the relevant legal principles applicable to actions taken by the Board with respect to the exploration of strategic alternatives.

     Beginning in late April 1998, the Financial Advisor began contacting 120 potential acquirors of the Company. Based upon initial expressions of interest, the Financial Advisor entered into confidentiality agreements and distributed Confidential Offering Memoranda to 65 potential acquirors.

     On May 7, 1998, the Company issued a press release stating that it was exploring all strategic alternatives available to the Company and that it had retained the Financial Advisor in connection with that effort. At the annual meeting of the stockholders on May 12, 1998 (the "1998 Stockholder Meeting"), Mr. Davenport discussed the Company's exploration of strategic alternatives to enhance stockholder value and confirmed that such alternatives could include a possible sale or merger of the Company. At the annual meeting of the Board held immediately following the 1998 Stockholder Meeting, the Board discussed the status of the exploration of strategic alternatives.

     Beginning on May 15, 1998, potential acquirors were invited to submit preliminary indications of interest by May 28, 1998. A total of 14 preliminary indications of interest were received on May 28 and May 29, 1998. These preliminary indications were reviewed at a meeting of the Strategy Committee held on May 29, 1998. From May 30 to June 4, 1998, 2 additional preliminary indications of interest were received. The Strategy Committee, with the assistance of the Financial Advisor, subsequently determined that 12 of such potential buyers could proceed with a further in-depth review of the Company with a view toward making a definitive acquisition proposal.

     On June 30, 1998, the Company received a written proposal from another party to acquire the Company at a higher price than the Offer Price. Representatives of the Company and the potential purchaser began meetings to discuss the proposal. The Company also received a written proposal from Alchemy Partners ("Alchemy") as an indirect majority stockholder of Parent. Alchemy indicated that Parent and it were willing to make a cash tender offer to acquire all of the outstanding shares of the Company's Common Stock for $17 per share. Alchemy's proposal was subject to due diligence and was accompanied by a letter from Bankers Trust ("BT") indicating that BT was highly confident that it could arrange the financing for a portion of the funds required by Parent to acquire shares of common stock of the Company. Representatives of the Financial Advisor communicated to Alchemy the Company's concerns as to the adequacy of Alchemy's price and the terms of its due diligence and financing conditions and the Company began negotiations with the other party.

     On July 9, 1998, the Company received another letter from Alchemy, together with a marked up Agreement and Plan of Merger from Parent's legal advisors and a set of draft commitment letters from a separate and independent financing team at CSFB, an affiliate of the Financial Advisor, outlining the terms by which CSFB would finance a portion of the funds required by Parent to acquire shares of common stock of the Company. Alchemy reiterated in its letter that its proposed price was for $17 per share and was subject to due diligence. In addition, during telephone conversations, it was indicated that Parent would need an enhanced non-competition agreement with Mr. Davenport in order to proceed.

     On July 7, 1998, a representative of the other party indicated that it would require another week to perform additional due diligence on the Company prior to entering into a definitive agreement. On July 13,

1998, the other party indicated that it was no longer interested in pursuing an acquisition of the Company at the previously indicated price, but would be interested in pursuing an acquisition of the Company at a price less than $17 per share offered by Alchemy on behalf of Parent.

     In light of developments in the sales process, senior management of the Company and the Strategy Committee began on July 15, 1998 to review other strategic alternatives available to the Company, including a potential recapitalization. Senior management began discussions concerning such a potential recapitalization with representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), who had been the Company's financial advisor in connection with the Share Repurchase. At the same time, representatives of the Financial Advisor and the Company continued to explore a possible transaction with Alchemy and Parent. Representatives of Parent indicated that it was not prepared to offer more than $17 per share. Representatives of the Financial Advisor and the Company had discussions with certain other parties who previously had expressed some interest in acquiring the Company about the possibility of such parties acting as an equity partner of Parent.

     On July 20, 1998, the Company publicly announced that it and WorldCom had entered into a point of sale marketing agreement whereby the Company will receive a commission on revenues that WorldCom generates from each Company-originated customer. The Company also confirmed publicly on such date that, consistent with its commitment to enhance its business potential and value to stockholders, it was moving forward with its previously reported review of strategic alternatives, including a potential sale, merger, or recapitalization of the Company, as well as the possibility of strategic acquisitions.

     Representatives of the Company continued to have discussions with representatives of DLJ regarding the process and preparation required in connection with a potential recapitalization.

     On July 29, 1998, Alchemy and Parent communicated a renewed interest in exploring a tender offer for the Company's shares at $17 per share and representatives of the Company indicated that the Company might be interested in discussing a transaction. On July 30, 1998, Parent's legal advisors began a due diligence review of the Company. Representatives of the Company continued discussions with representatives of Parent and Alchemy as to the adequacy of price and the certainty of their offer and also began to negotiate the terms of a definitive agreement.

     From July 31, 1998 until August 11, 1998, representatives of the Company, Parent and Alchemy continued to negotiate the terms of a definitive agreement and address the Company's concerns as to price and the terms of Parent's due diligence and financing conditions. On August 4, 1998, the board of directors of Parent and representatives of Alchemy met to discuss the status of negotiations with respect to a definitive agreement with the Company, the financing arrangements with CSFB and the due diligence investigation of the Company being conducted by representatives of Parent. Shortly thereafter, representatives of Parent and Alchemy also requested that certain stockholders of the Company enter into agreements requiring them to tender their shares and vote in favor of the Merger. Representatives of the Company also continued to have discussions with DLJ regarding a potential recapitalization during such time.

     On August 11, 1998, Parent and Alchemy raised their proposal to $17.25 per share.

     On August 12, 1998, the Strategy Committee held a special meeting to review, with the advice and assistance of the Company's financial and legal advisors, the terms and conditions of the proposed transactions. All members of the Strategy Committee participated in person. At such meeting, the Financial Advisor provided an oral opinion that, as of such date, the cash consideration to be received by holders of shares in the Offer and the Merger was fair from a financial point of view to such holders. Shearman & Sterling reviewed the fiduciary duties of members of the Board to stockholders and outlined the principal terms of the Offer and the Merger. The Strategy Committee then unanimously recommended that the Board approve the Merger Agreement and the transactions contemplated thereby.

     Immediately following the Strategy Committee meeting, the full Board held a special meeting to review, with the advice and assistance of the Company's financial and legal advisors, the terms and conditions of the proposed transactions. All members of the Board participated either in person or by telephone. At such meeting, the Financial Advisor reiterated for the full Board its oral opinion that, as of such date, the cash consideration to be received by holders of shares in the Offer and the Merger was fair from a financial point of view to such holders. Shearman & Sterling reviewed for the full Board the fiduciary duties of the Board to stockholders and outlined the principal terms of the Offer and the Merger. The Board then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, and authorized the execution and delivery of the Merger Agreement, recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, and recommended that the Company's stockholders approve and adopt the Merger Agreement.

     On August 12, 1998, the shareholders of Newmall met to consider and approve the subscription of $80 million of new shares of Newmall, the proceeds of which will be used by Newmall to provide the $80 million Equity Contribution (described and defined in Section 9). The members of the board of directors of each of Parent and the Purchaser approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement by unanimous written consent on August 12, 1998 and authorized the execution and delivery of the Merger Agreement and related documents.

     Following approval by the boards of directors of the Company, Parent and Purchaser, the Merger Agreement was executed and delivered on August 12, 1998. A non-competition agreement with Mr. Davenport and agreements with certain stockholders were also executed and delivered at such time. The transaction was publicly announced through a joint press release before the opening of the financial markets in the United States on August 13, 1998.

11.  THE PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer is to enable Parent and its affiliates, through the Purchaser, to acquire control of, and acquire the entire equity interest in, the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Merger Agreement. Set forth below is a summary of the material provisions of the Merger Agreement, a copy of which is filed as Exhibit 99(a)(1) to the
Schedule 14D-1. Such Exhibit should be available for inspection and copies should be obtained, in the manner set forth in Section 7 (except that it will not be available at the regional offices of the SEC). The following summary is qualified in its entirety by reference to the Merger Agreement.

          THE OFFER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Purchaser will commence the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of the Purchaser's intention to commence the Offer. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject, among other things, to the satisfaction of the Minimum Condition. Under the Merger Agreement, the Minimum Condition may not be waived without the prior approval of the Company (except that the Minimum Condition may be waived without such prior approval if at least the number of Shares, assuming conversion of all shares of Class B Common Stock and Class C Common Stock into Shares, that when added to any Shares already owned by Parent shall constitute a majority of the then outstanding Shares on a primary basis, shall have been validly tendered and not withdrawn prior to the expiration of the Offer) and that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those described under Section 13 or otherwise is materially adverse to the Company or its stockholders. In the event that, upon the expiration of the Offer (including any extension thereof), the Minimum Condition is not satisfied or waived, the Merger Agreement requires that the Company file and that Parent and Purchaser assist in the filing of a proxy statement for the purpose of seeking and obtaining stockholder approval of the Merger Agreement and the Merger.

          THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the relevant provisions of the DGCL, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company with the Company as the surviving corporation in the Merger (the "Surviving Corporation"). The Merger will become effective at the time of filing of a certificate of merger, as required by the DGCL (the "Effective Time"). At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or its stockholders, each Share and each Class B Share and Class C Share issued and outstanding immediately prior to the Effective Time (other than any Class A, B or C Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Class A, B or C Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Offer Price in cash (the "Merger Consideration") net to the holder, without any interest thereon.

          STOCKHOLDERS MEETING. The Merger Agreement provides that the Company will, if required by applicable law, call and hold a special meeting of its stockholders as soon as practicable following the consummation or termination of the Offer, as applicable, for the purpose of approving the Merger transaction contemplated thereby (the "Stockholders' Meeting") and prepare and file with the SEC under the Exchange Act a proxy statement with respect to the Stockholders' Meeting (the "Proxy Statement"). The Company has agreed in the Merger Agreement to use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time after responding to all such comments to the satisfaction of the staff, and to keep Parent informed of all its correspondence with the SEC with respect to the Proxy Statement. Pursuant to the Merger Agreement, the Company, through its Board of Directors, will recommend to its stockholders that the Merger Agreement be approved.

          The Merger Agreement provides that, notwithstanding the preceding paragraph, in the event that the Purchaser acquires at least 90% of the then outstanding Shares, subject to certain conditions, Parent, the Purchaser and the Company agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the DGCL.

          CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL; (b) no United States or Canadian federal, state or provincial governmental authority or other agency or commission or United States or Canadian federal, state or provincial court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting consummation of the Merger; and (c) either (i) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, however, that this condition is not applicable to the obligations of Parent or the Purchaser if, in breach of the Merger Agreement or the terms of the Offer, the Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer or (ii) the conditions to the Offer (other than Minimum Condition) shall have been satisfied.

          ACQUISITION PROPOSALS. The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of their officers, directors or agents shall, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal (as defined below); provided, however, that nothing contained in the Merger Agreement shall prevent the Company or the Board of Directors of the Company (the "Board") from engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or recommending such an Acquisition Proposal to the stockholders of the Company (or withdrawing or modifying, in any manner adverse to Parent and the

     Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger), if and only to the extent that (i) the Board determines in good faith, after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) the Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the financial capacity and any other relevant characteristics of the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement. The Company agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Merger Agreement defines "Acquisition Proposal" as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company, or more than 15% of the voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting securities of the Company; or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by the Merger Agreement.

          The Merger Agreement provides that the Company must notify Parent and the Purchaser immediately if any inquiries, proposals or offers are received by, any such information is requested from, or any such discussion or negotiations are sought to be initiated or continued with any of its officers, directors or agents, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent and the Purchaser informed, on a current basis, on the status and material terms of any such proposals or offers and the status of any such negotiations or discussions.

          COSTS AND EXPENSES. The Merger Agreement provides that, except as provided below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, except that the expenses incurred in connection with printing and mailing the tender offer documents and the Proxy Statement, as well as any filing fees relating thereto, will be shared equally by Parent and the Company. The Merger Agreement also provides that the Company has estimated that it will incur approximately $8,500,000 of costs and expenses in connection with the Offer and the Merger (including fees and expenses payable to attorneys and accountants, investment banks and financial advisors in connection therewith) and has agreed that it shall not incur costs and expenses in excess of such amount without obtaining the prior approval of Parent. The Merger Agreement further provides that in the event that (i) the Merger Agreement is terminated prior to the purchase of Shares pursuant to the Offer because the Board shall have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement in order to approve or recommend any other Acquisition Proposal or shall have resolved to do any of the foregoing and (ii) at the time of such termination a third party shall have made an Acquisition Proposal and such Acquisition Proposal shall have not been rejected by the Company and withdrawn by such third party, then the Company shall pay Parent promptly, in cash, a termination fee of $12,500,000.

          CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers, regulators, creditors, lessors, employees, agents or other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement further provides that, except as contemplated therein, neither the Company nor any subsidiary of the Company shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary (except for the issuance of Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any subsidiary for consideration in excess of $1,000,000 in the aggregate except in the ordinary course of business consistent with past practice or in connection with the divestiture of certain specified properties; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e)
     (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof; (ii) except for borrowings under existing credit facilities not to exceed $100,000 in the aggregate and excepting transactions between the Company and any subsidiary, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person; except for transactions between the Company and any subsidiary, make any loans or advances for an amount in excess of $250,000 in the aggregate; (iv) except for certain specified commitments and funding obligations, authorize capital expenditures in excess of $250,000; (v) except for certain specified commitments and funding obligations, acquire any asset for consideration in excess of $250,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth therein; (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company, or, other than in accordance with existing policies and arrangements, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) other than as required by generally accepted accounting principles, make any material change to its accounting policies or procedures; (h) settle or compromise any materials claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; or (i) willfully take any action or omit to take action that would cause any representation or warranty of the Company under the Merger Agreement to become untrue in any material respect.

          TERMINATION OF MERGER AGREEMENT. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

             (a) by mutual written consent duly authorized by the boards of directors of Parent, the Purchaser and the Company;

             (b) by either Parent, the Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any United States or Canadian federal, state or provincial governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger or making the acquisition of Shares by Parent or the Purchaser, or any affiliate thereof, illegal, and such law, rule, regulation and such order, decree, ruling or other action shall remain in effect or have become final and nonappealable;

             (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition (other than the Minimum Condition and the condition specified in clause

        (g) of Section 13), Purchaser shall have (A) terminated the Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement in order to approve or recommend any Acquisition Proposal, or shall have resolved to do any of the foregoing;

             (d) by the Company, upon approval of the Board, if (i) the Purchaser shall have (A) failed to commence the Offer within five business days after the initial public announcement of the Purchaser's intention to commence the Offer, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any representation or warranty of it contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or any other transaction contemplated by the Merger Agreement in order to approve or recommend any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

             (e) if the vote of the stockholders of the Company is required by applicable law, by either Parent, the Purchaser or the Company if the Merger Agreement and the Merger shall not have been approved by the required vote of the Company's stockholders at the Stockholders' Meeting or any adjournment thereof.

          BOARD OF DIRECTORS. The Merger Agreement provides that, upon the Purchaser's acceptance for payment and payment for Shares pursuant to the Offer, the Purchaser will be entitled to designate a number of directors (rounded up to the nearest whole number) on the Company's Board that is equal to the product of the total number of directors on the Company's Board multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and its affiliates bears to the number of Shares outstanding. The Company will promptly, at the request of Parent, either increase the size of the Company's Board and/or obtain the resignations of such number of its current directors as is necessary to enable the Purchaser's designees to be elected to the Company's Board as provided above.

          STOCK OPTIONS. The Merger Agreement also provides that each option to purchase Shares (an "Option") outstanding at the time of the purchase of Shares pursuant to the Offer or if the Offer is terminated, at the Effective Time, whether or not exercisable or vested, shall be canceled by the Company immediately following (a) the purchase of Shares pursuant to the Offer or (b) if the Offer is terminated, at the Effective Time, and each holder of a canceled Option shall be entitled to receive immediately thereafter from the Company in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of shares of common stock of the Company previously subject to such Option, and (ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Option.

          REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations by the Company as to the organization and qualification, capitalization, authority to enter into the transactions contemplated by the Merger Agreement, no conflicts, required filings and consents, compliance with law, SEC filings, financial statements, absence of certain changes or events concerning the Company's business, absence of litigation, employee benefit plans, labor matters, offer documents, taxes, brokers, real property and leases, trademarks, patents, copyrights and intellectual property, environmental matters, state takeover statutes, insurance and agents. The Merger Agreement also contains customary representations and warranties of the Purchaser and Parent as to corporate organization, authority relative to the Merger Agreement, no conflict, required filings and consents, financing, offer documents, brokers, financial statements and absence of certain changes or events concerning Parent's business. The representations and warranties in the Merger Agreement shall terminate at the Effective Time or upon the termination of the Merger Agreement pursuant to the terms thereof.

     Stockholder Agreements. Chester C. Davenport, Rockspring Management, Inc., The Chester Corporation, Kane Partners, L.P., Richard L. Gelfond, TSG Ventures, L.P., Richard L. Gelfond 1998 GRAT and Cheviot Capital Advisors Inc. (collectively, the "Insider Selling Stockholders") are each parties, solely in their capacities as stockholders, to a Stockholders' Agreement dated August 12, 1998 with the Purchaser and Parent (the "Insider Stockholders' Agreement"). In addition, Chemical Equity Associates ("Chemical") has also entered into a Stockholder Agreement dated August 12, 1998 with the Purchaser and Parent (the "Chemical Agreement"), the terms of which are substantially similar to the terms of the Insider Stockholders' Agreement. The Insider Stockholders' Agreement and the Chemical Agreement are collectively referred to herein as the "Stockholder Agreements" and the Insider Selling Stockholders and Chemical are collectively referred to herein as the "Selling Stockholders." The Stockholder Agreements provide that each of the Selling Stockholders will tender their Shares into the Offer so long as the per Share amount is not less than $17.25 in cash (net to the seller). Additionally, subject to certain exceptions, each Selling Stockholder has agreed to sell, and the Purchaser has agreed to purchase, in each case pursuant to and in accordance with the terms of the Offer, such Selling Stockholder's Shares at a price per share equal to $17.25, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that such obligations to purchase and sell are both subject to (i) the Purchaser having accepted Shares for payment under the Offer and (ii) the conditions of the Offer having been satisfied or waived in accordance with the terms of the Merger Agreement. In addition, certain Selling Stockholders have agreed to convert approximately 49% of the outstanding Class B Shares and 100% of the outstanding Class C Shares into Shares prior to the expiration of the Offer and to tender such Shares into the Offer under the conditions described above.

     The Stockholder Agreements also provide that at any stockholders' meeting called with respect to any of the following, and at every adjournment thereof, each Selling Stockholder, severally and not jointly, agrees that it shall vote, with respect to, as appropriate, all of such Selling Stockholder's Shares as to which it has power to vote in any such vote or consent: (a) in favor of the Merger, the adoption of and execution and delivery of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement); (i) any extraordinary corporate transaction, including, but not limited, to a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) (A) any change in the majority of the Board except as contemplated by the Merger Agreement; (B) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (C) any other material change in the Company's corporate structure or business; or (D) any other action, which, in the case of each of the matters referred to in clauses (A), (B), (C) or (D) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreements. Pursuant to the terms of the Stockholder Agreements, each Selling Stockholder grants to, and appoints officers of the Purchaser, such Selling Stockholder's proxy and attorney-in-fact to vote such Selling Stockholder's Shares.

     Each of the Selling Stockholders has also agreed not to transfer or agree to transfer their Shares, directly or indirectly solicit or respond to any inquiries or the making of any proposal by any person or entity (other than the Purchaser, Parent or any of their affiliates) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal, grant a proxy (other than to the Purchaser and its officers) for their Shares or enter in a voting agreement respecting them, or take any other action that would in any way restrict, limit or interfere with the performance of their obligations under the Stockholder Agreement or the transactions contemplated thereby.

     Pursuant to the terms of the Insider Stockholders' Agreement, in the event that the Purchaser purchases an Insider Selling Stockholder's Shares and, subsequent to such purchase, such Insider Selling Stockholder continues to hold any shares of common stock of the Company (the "Remaining Shares"), such Insider Selling Stockholder agrees that for a period of three years from the date of the Insider Stockholders' Agreement that, (a) neither such Insider Selling Stockholder nor any of such Insider Selling Stockholder's affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) will, and neither such Insider Selling Stockholder nor such affiliates or associates will assist or encourage others to, directly or indirectly, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase or otherwise, ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act)) of (A) any securities (voting or otherwise) or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company or (B) any of the assets or business of the Company, (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the Exchange Act, including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2) thereof) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or seek to nominate or to elect any directors of the Company or to influence the management of the Company, (iii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing or form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, or (iv) request the Company to amend or waive any of the foregoing provisions (including this clause (iv)), and (b) such Insider Selling Stockholder will not sell, transfer or assign or seek, propose or agree to sell, transfer or assign to any person or entity (including any permitted transferee under any governing documents of the Company or any contract, agreement or arrangement to which such Insider Selling Stockholder is or may become a party) other than the Purchaser or any of its affiliates, ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act)) of any Remaining Shares.

     The Stockholder Agreements terminate upon the earlier of (i) the Merger Agreement being terminated by the Company, Parent or the Purchaser, in accordance with its terms or (ii) the date that the Purchaser or Parent shall have purchased and paid for the Shares of each Selling Stockholders as described above. The foregoing summary of the Stockholder Agreements is qualified in its entirety by the text of the Insider Stockholders' Agreement and the Chemical Agreement, copies of which are filed as Exhibits 99(c)(2) and 99(c)(3), respectively, to the Schedule 14D-1 and is incorporated herein by reference.

     Non-Compete Agreement. In connection with the execution and delivery of the Merger Agreement, Parent and Chester C. Davenport, the Chairman of the Board of the Company, entered into a Non-Compete Agreement, dated as of August 12, 1998. Pursuant to the terms of his employment agreement with the Company, Mr. Davenport is subject to certain non-competition obligations for up to two years after his termination of employment. However, such obligations do not extend to the manufacture, sale or leasing of emissions testing equipment. Mr. Davenport has decided to exercise his unilateral right to terminate his employment with the Company upon consummation of the Merger. The Non-Compete Agreement provides for the extension and expansion of Mr. Davenport's existing non-compete obligations in consideration for the payment of $2,000,000.

     Pursuant to the Non-Compete Agreement, subject to certain exceptions, Mr. Davenport agreed for a period of five years following consummation of the Merger, not to (i) own, manage, operate, control, participate in, perform services for, or otherwise engage in, a business in competition with the business of vehicle emissions testing, the manufacture of equipment for such testing, or the sale or leasing of such equipment anywhere within the United States; (ii) directly or indirectly, induce or attempt to persuade any customers or prospective customers of the Company to curtail, cancel or otherwise terminate their business with the Company; (iii) employ, offer to employ or permit to post for any position of employment and employee of the Company; or (iv) otherwise interfere with the employment by the Company or its affiliates of any individual who becomes or would otherwise become an employee of the Company. In consideration for such expansion and extension of non-compete obligations, pursuant to the Non-Compete Agreement, Parent agreed to compensate Mr. Davenport as follows: (i) $1,000,000 upon the earlier to occur of (a) the acceptance of Shares for payment pursuant to the Offer and (b) consummation of the Merger and the closing of the related transactions; and (ii) $333,333.33 per year for a period of three years payable in equal monthly installments of $27,777.78 on the first day of each month, commencing the first month following consummation of the Merger. The foregoing summary of the Non-Compete Agreement is qualified in its entirety by the text of the Non-Compete Agreement, a copy of which is filed as Exhibit 99(c)(5) to the
Schedule 14D-1 and is incorporated herein by reference.

     Confidentiality Agreement. On May 8, 1998, Parent entered into a Confidentiality Agreement with the Company, pursuant to which Parent agreed to treat all information supplied by the Company or its representatives as confidential and to use such information solely in connection with the evaluation of a possible transaction with the Company. In the event that the transactions contemplated by the Merger Agreement are not consummated, the Purchaser and Parent will (i) upon the Company's request, return to the Company all information furnished by the Company or its representatives, and (ii) without the prior approval of the Board for a period of two years from the date of the Confidentiality Agreement, refrain from (a) acquiring or making any proposal to acquire any securities or property of the Company, (b) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (c) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (d) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act), with respect to any voting securities of the Company, (e) otherwise act or seek to control or influence the management, Board or policies of the Company,
(f) disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

     Operations Following Consummation of the Offer. Following consummation of the Offer, it is intended that the Shares of the Company will be transferred to Holdings, a newly formed Delaware corporation that will be the ultimate parent company of Parent. After the transfer, the Company will operate as a wholly owned subsidiary of Holdings, but Parent otherwise has no definitive plans to make any material changes in the business or operations of the Company. Based on its review of the operations of the Company following consummation of the Merger, Parent or Holdings may make changes to the Company's assets, capitalization, organizational structure and management.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Sections 262 of the DGCL to dissent and demand appraisal of and to receive payment in cash of the fair market value of, their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the terms of the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to the Purchaser of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or (b) the Merger is consummated within one year after the purchase of the Shares pursuant to the Offer and the Merger provided for stockholders to receive cash for their Shares in an amount at least equal to the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction to be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of stockholders, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares acquired pursuant to the Offer and the Shares accumulated by other parties, it is possible that the Company's Common Stock will no longer be eligible for listing on the AMEX. In that event, the market for the Shares could be adversely affected.

     The Shares currently are registered under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The Company has informed the Purchaser that there were approximately 3,500 beneficial owners of the Shares as of August 14, 1998. The termination of the registration of the Shares under the Exchange Act would render inapplicable certain provisions of the Exchange Act, including requirements that the Company furnish stockholders with proxy materials regarding meetings of stockholders of the Company, the reporting and short-swing profit liability provisions under Section 16 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act regarding "going private" transactions.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this status has the effect of allowing lenders to extend credit to stockholders who wish to use the Shares as collateral. Depending upon factors similar to those relevant to AMEX eligibility, following the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event Shares could no longer be used as collateral for margin loans made by brokers.

     The Purchaser currently intends to cause the Company to make an application for termination of registration of the Shares under the Exchange Act after consummation of the Merger, and may cause such an application to be filed prior to the consummation of the Merger if a sufficient number of Shares are purchased pursuant to the Offer. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the AMEX.

13.  CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied and (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer. Furthermore, the Purchaser may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been any judgment, order or injunction entered or issued by any United States or Canadian federal, state or provincial court or governmental, administrative or regulatory authority or agency that (i) materially prohibits or limits the ownership or operation by Parent or any of its subsidiaries, or the Purchaser, of all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compels Parent or any of its subsidiaries, the Purchaser, the Company or any of its subsidiaries, to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries, taken as a whole, or Parent and any of its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger; (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Shares pursuant to the Offer or the consummation of the Offer or the Merger; (iii) results in a material delay in, or prevents, the acceptance of Shares for payment, payment for or purchase of some or all the Shares tendered pursuant to the Offer; or (iv) imposes limitations on the ability of Parent or the Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by the Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement, the Offer and the Merger;

          (b) a "Material Adverse Effect" shall have occurred and be continuing. A "Material Adverse Effect" means the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, the financial condition, results of operations or prospects of the Company and its subsidiaries and Holdings, Parent, the Purchaser and their subsidiaries, taken as a whole;

          (c) any representation or warranty of the Company set forth in the Merger Agreement that is qualified by reference to a Material Adverse Effect shall not be true and correct or any representation or warranty that is not so qualified shall not be true and correct so as to have a Material Adverse Effect, in each case as if such representation or warranty of the Company was made as of such time on or after the date of the Merger Agreement (except for representations or warranties made as of a specific date, which shall be true and correct as of such date);

          (d) the Company shall have failed to perform, or comply with, any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure has a Material Adverse Effect;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (g) there shall not have occurred and be continuing (a) any general suspension of trading of securities on the New York Stock Exchange, AMEX or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war or other similar international or national calamity or emergency, directly or indirectly involving the United States, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, or (f) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to any such condition, and subject to the terms and conditions of the Merger Agreement, may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.  CERTAIN LEGAL MATTERS.

     Except as described below, the Purchaser is not aware of any approval or other action by any federal, state or foreign governmental or administrative agency that would be required for the acquisition of the Shares by the Purchaser pursuant to this Offer. Should any approval or other action be required, it is presently contemplated that such approval or action would be sought. However, while there is no present intent to delay the purchase of the Shares tendered pursuant to this Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, could be obtained without substantial delay or conditions, or at all. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 14. See Section 13.

     State Takeover Laws. Section 203 of the DGCL limits the ability of a Delaware corporation such as the Company from engaging in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of a corporation's outstanding voting stock) unless, among other things, prior to the date such person became an "interested stockholder," the board of directors of the corporation approved either the business combination or the transaction that resulted in the person becoming an "interested stockholder." Because the Company's Board has approved the Merger Agreement, the Purchaser's acquisition of Shares pursuant to the Offer and the Merger, Section 203 of the DGCL is inapplicable to the Offer and the Merger. The foregoing discussion is not a complete statement of law pertaining to Section 203 of the DGCL and is qualified in its entirety by reference to the full text of Section 203 of the DGCL.

     Based on information supplied by the Company, the Purchaser and Parent do not believe any of the statutes adopted by states in which the Company conducts business by their terms apply to the Offer, and except as described in this Offer to Purchase, the Purchaser has not complied with any state takeover law. Pursuant to the Merger Agreement, if any state's takeover law should become applicable to the Offer or the Merger, Parent and the Company have agreed to grant such approvals and to take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and to otherwise act to minimize the effects of any such statute on such transactions.

     If it is asserted that one or more state takeover laws, other than those described in this Offer to Purchase, apply to the Offer and it is not determined by all appropriate courts that such act or acts do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

     Antitrust Laws. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Newmall of a Notification and Report Form with respect to the Offer, unless Newmall receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Newmall filed a Notification and Report Form with respect to the Offer under the HSR Act on August 14, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Newmall concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern standard time, on the 10th calendar day after the date of substantial compliance by Newmall with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Newmall. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Newmall, Parent or their subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

15.  FEES AND EXPENSES.

     The Purchaser has retained IBJ Schroder Bank & Trust Company, to act as Depositary and D.F. King & Co., Inc. to serve as Information Agent in connection with the Offer. The Purchaser will pay each of the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify each of them against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. To the extent the Purchaser or Parent becomes aware of any law that would limit the class of offers in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     The Purchaser has filed with the SEC the Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the AMEX in the manner set forth in Section 7.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                         STONE RIVET, INC.

                                         ENVIRONMENTAL SYSTEMS PRODUCTS, INC.

August 19, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            THE PURCHASER AND PARENT

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 7 Kripes Road, East Granby, Connecticut 06026. All directors and executive officers listed below are citizens of the United States, except for Eric Walters, who is a citizen of the United Kingdom.

                                     POSITION WITH PARENT; PRINCIPAL OCCUPATION
NAME AND BUSINESS ADDRESS           OR EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------           -------------------------------------------
Terrence P. McKenna         President, Chief Executive Officer and Director of Parent
                            since its formation in 1989. Age: 47.
Rinaldo R. Tedeschi         Executive Vice President, Chief Operating Officer and
                            Director of Parent since its formation in 1989. Age: 49.
David J. Langevin           Executive Vice President, Chief Financial Officer and
                            Director of Parent since April 1998. From 1994 to 1998,
                            Executive Vice President of Terex Corporation and from March
                            1993 to December 1993, Acting Chief Financial Officer of
                            Terex Corporation. Age: 47.
Eric Walters                Director of Parent since July 1998. Partner at Alchemy
c/o Alchemy Partners        Partners since 1997. From 1987 to 1997, Partner at Schroder
  20 Bedfordbury            Ventures. Age: 54
  London
  WC2N 4BL
  England
J. Scott Haftmann           Vice President, Finance and Administration, Secretary and
                            Treasurer of Parent since 1996. From 1989 to 1996,
                            Controller and Assistant Secretary of Parent. Age: 41

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The directors and executive officers of the Purchaser are the same individuals who are the directors and executive officers of Parent and, accordingly, their names, business addresses, present principal occupations or employment and five-year employment histories are set forth above.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee, to the Purchasers at one of their addresses set forth below.

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

By Registered or Certified Mail:           By Hand or Overnight Courier:
IBJ Schroder Bank & Trust Company          IBJ Schroder Bank and Trust Company
P.O. Box 84                                One State Street
Bowling Green Station                      New York, New York 10004
New York, New York 10274-0084              Attn: Securities Processing
Attn: Reorganization Operations            Window, Subcellar One, (SC-1)
  Department

                         Facsimile Transmission Number:
                        (For Eligible Institutions Only)
                                 (212) 858-2611

                   Confirm Receipt of Facsimile by Telephone:
                                 (212) 858-2103

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 425-1685
                   ALL OTHERS CALL TOLL FREE: (800) 848-3402